Exhibit 10.4

FIRST AMENDMENT TO
BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS

THIS First Amendment is made and entered into effective as of the first day of November, 2008, by and between Shell Energy North America (US), L.P. (“Shell Energy”) and Clean Energy, (“Clean Energy”) referred to herein collectively as “Parties” and singularly as “Party”.

WHEREAS, Shell Energy and Clean Energy have made and entered into to that certain Base Contract for Sale and Purchase of Natural Gas dated September 1, 2004, herein referred to as the “Agreement”, providing for the sale and purchase of natural gas; and

WHEREAS, the Parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Agreement, the Parties do hereby covenant and agree as follows:

1.                                       The Agreement is hereby amended by deleting the existing EXHIBIT B Credit Support Addendum.

2.                                       A new EXHIBIT B, Credit Support Addendum, set forth in Attachment A to this Amendment, attached hereto and incorporated by reference, is added to the Agreement following EXHIBIT A, Confirmation.

3.                                       This Amendment shall be effective as of November 1, 2008.

Except as supplemented and amended herein, all of the terms, provisions, covenants and conditions contained in the Agreement shall remain in full force and effect.  The terms and provisions hereof shall be binding upon and inure to the benefit of the Parties hereto, their heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, this Amendment is executed in duplicate originals as of the date hereinabove written and shall be binding upon each party who executes same.

SHELL ENERGY NORTH		CLEAN ENERGY
AMERICA (US), L.P.

By:	/s/ Beth Bowman	By:	/s/ Richard R. Wheeler
Name: Beth Bowman		Name:	Richard R. Wheeler
Title: Senior Vice President		Title:	CFO
Date:	11-04-08	Date:	11-7-08

ATTACHMENT A
TO
FIRST AMENDMENT TO BASE CONTRACT FOR SALE AND PURCHASE OF
NATURAL GAS BETWEEN
SHELL ENERGY NORTH AMERICA (US), L.P. and CLEAN ENERGY

Shell Energy NAESB Credit Support Addendum

Credit Line - Threshold Grid Form wholesale

(revised 06-01-08)

EXHIBIT B
TO BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS
BETWEEN
SHELL ENERGY NORTH AMERICA (US), L.P. (“Shell Energy”) and Clean Energy

CREDIT SUPPORT ADDENDUM

1.             Credit Terms.  Defined terms used in this Credit Support Addendum (“Addendum”) and not defined in the Base Contract shall have the meaning set forth in Section 6 herein.

(a)(1)       Security Threshold for Shell Energy.  As used in this Addendum, “Security Threshold” means, on any date of determination, the lowest of (i) the amount set forth in the following table based on the highest applicable Credit Rating for Shell Energy or (ii) zero if a Material Adverse Change or an Event of Default has occurred and is continuing with respect to Shell Energy.

Shell Energy’s Credit Rating

Moody’s	S&P	Security Threshold
A3	A-	$50,000,000
Baa1	BBB+	$40,000,000
Baa2	BBB	$25,000,000
Baa3	BBB-	$10,000,000
Ba1	BB+	$2,500,000
Below Ba1	Below BB+	$0

(a)(2)       Security Threshold for Counterparty.  As used in this Addendum, “Security Threshold” means with respect to Counterparty, on any date of determination, the lowest of (i) $15,000,000; or (ii) the amount of any dollar limit contained in a guaranty provided by Counterparty’s Credit Support Provider pursuant to this Addendum, if applicable, or (iii) zero if a Material Adverse Change or an Event of Default has occurred and is continuing with respect to Counterparty or its Credit Support Provider, as applicable.

(b)           Material Adverse Change.  As used herein, “Material Adverse Change” means, (i) the Credit Rating of Shell Energy falls below BB+ by S&P or Bat by Moody’s, or Shell Energy is no longer rated by at least one of the foregoing rating agencies; or (ii) in the reasonable opinion of Shell Energy, that (x) a material adverse change has occurred in the business, financial condition or operations of the Counterparty or its Credit Support Provider, as applicable; or (y) the ability of the Counterparty or its Credit Support Provider, as applicable, to meet its obligations under the Contract and/or a guaranty provided hereunder has become materially impaired; or (iii) a default has occurred with respect to indebtedness for borrowed money of a Party or its Credit Support Provider, as applicable, that has resulted in an acceleration of such indebtedness in an aggregate amount in excess of its Cross Default Threshold.  As used herein, “Cross-Default Threshold” means, with respect to Shell Energy, fifty million dollars $50,000,000, and with respect to Counterparty or its Credit Support Provider, as applicable, $1,000,000.

(c)           Guaranties.

(i)                                     Shell Energy Guaranty.  Not Applicable.

(ii)           Counterparty Guaranty.  If necessary to secure all payment obligations of Counterparty and to support its Security Threshold hereunder, Counterparty shall cause its Credit Support Provider, Clean Energy Fuels Corp, to execute and deliver to Shell Energy a guaranty agreement in the amount of $15,000,000 which guaranty can be increased up to amount of Security Threshold.  The guaranty agreement, if required, shall be in form and substance reasonably satisfactory to Shell Energy and shall be executed and delivered upon the execution and delivery of this Contract.

2.             Credit Requirements.  If at any time, and from time to time, during the term of the Contract, the Contract Exposure for a Party (the “Providing Party”) exceeds such Party’s Security Threshold, then the other Party (the “Requesting Party”) may request that the Providing Party provide Performance Assurance in an amount equal to the amount by which its Contract Exposure exceeds its Security Threshold.  On any Business Day (but no more frequently than weekly with respect to Letters of Credit and daily with respect to cash), the Providing Party, at its sole cost, may request that the amount of Performance Assurance be reduced based upon a decrease in the Contract Exposure as calculated on such Business Day.  Any Performance Assurance being provided or returned shall be delivered within one (1) Business Day of the date of such request.  The amount of Performance Assurance being provided by the Providing Party shall be rounded upwards to the next multiple of two hundred and fifty thousand dollars ($250,000), and the amount of Performance Assurance being returned by the Requesting Party shall be rounded down to the next multiple of two hundred and fifty thousand dollars ($250,000).

3.             Grant of Security Interest; Remedies.  To secure its obligations under the Contract, and to the extent it delivers Performance Assurance hereunder as the Providing Party, each Party hereby grants to the Requesting Party, as secured party, a present and continuing security interest in, lien on, and right of setoff against, all Performance Assurance in the form of cash, and any and all proceeds resulting therefrom, held by or on behalf of the Requesting Party.  The Providing Party agrees to take such further action as the Requesting Party may reasonably require in order to perfect, maintain, and protect the Requesting Party’s security interest in such collateral.  Upon the occurrence and continuance of an Event of Default with respect to the Providing Party, the Requesting Party may (i) exercise any of the rights and remedies of a secured party under applicable law with respect to all Performance Assurance; (ii) exercise its right of setoff against any and all Performance Assurance; (iii) draw on any Letter of Credit issued for its benefit, and (iv) liquidate all Performance Assurance then held by the Requesting Party free from any claim or right of any nature whatsoever of the Providing Party.  The Requesting Party shall either apply the proceeds of the Performance Assurance realized upon exercise of such rights or remedies to reduce the Providing Party’s obligations under the Contract, in such order as it elects, and the Providing Party shall remain liable for any amounts owing to the Requesting Party after such application, subject to the Requesting Party’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full, or hold such proceeds as collateral security for the Providing Party’s obligations under the Contract.

4.                                      Credit Events Of Default.  The following events (“Credit Events”) shall be additional Events of Default under Section 10.2 of the Contract and the Non-Defaulting Party shall have the right to exercise any of the remedies provided for under Section 10 of the Contract upon the occurrence of a Credit Event as provided herein:

(i)	the failure of the Defaulting Party to establish, maintain, extend or increase Performance Assurance when required pursuant to this Addendum; or

(ii)	the failure of the Defaulting Party’s Credit Support Provider, if any, to perform any covenant set forth in any guaranty agreement delivered pursuant to this Addendum; or

(iii)

the failure of the Defaulting Party or its Credit Support Provider, as applicable, to timely provide financial information as required in this Addendum, and such failure is not remedied within thirty (30) Days after written notice of such failure is given to the Defaulting Party; or

(iv)	the occurrence of a Letter of Credit Default.

(v)	The failure of the Counterparty’s Credit Support Provider Clean Energy Fuels Corp, to maintain its Current Ratio equal to 2 or above for each fiscal quarter and fiscal year.

(vi)	The failure of the Counterparty’s Credit Support Provider Clean Energy Fuels Corp, to maintain its Tangible Net Worth greater than or equal to one hundred and ninety million dollars.

5.                                      Financial Information.  Upon request, a Party or its Credit Support Provider, as applicable, shall deliver to the other Party (i) within one hundred twenty (120) Days following the end of its fiscal year, a copy of the audited consolidated financial statements for such fiscal year certified by independent certified public accountants and (ii) within ninety (90) Days after the end of each of the first three fiscal quarters of its fiscal year, a copy of the quarterly unaudited consolidated financial statements for such fiscal quarter.  In all cases, the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles or such other principles then in effect.

6.                                      Definitions.  With respect to this Addendum, the following definitions shall apply:

“Current Assets” shall mean, as of any date, the aggregate amount of all assets (other than cash) of such Person which would be classified as current assets, each computed in accordance with GAAP.

“Current Liabilities” shall mean, as of any date, the aggregate amount of all liabilities of said person (including tax and other proper accruals) which would be classified as current liabilities.

“Current Ratio” shall mean, as of any date, the quotient of Current Assets divided by Current Liabilities.

“Contract Exposure” means the net amount (i) determined pursuant to Section 10.3.1 of the Contract that would be payable from the Providing Party to the Requesting Party, as if a Early Termination Date had been declared pursuant to Section 10.3 of the Contract (notwithstanding whether or not an Event of Default has occurred) and all transactions had been terminated; (ii) plus the net amount of all other payments Shell Energy owed but not yet paid between the Parties, whether or not such amounts are then due, for performance already provided pursuant to any and all transactions conducted under the Contract; (iii) less the amount of any Performance Assurance then held by the Requesting Party.

“Shell Energy” means Shell Energy North America (US), L.P.

“Counterparty” means Clean Energy.

“Credit Rating” means (i) with respect to a Party or its Credit Support Provider, as applicable, the lower of its long-term senior unsecured debt rating (not supported by third party credit enhancement) or its issuer rating by the specified rating agency, and (ii) with respect to a financial institution, the lower of its long-term senior unsecured debt rating (not supported by third party credit enhancement) or its deposit rating by the specified rating agency.

“Credit Support Provider” means a third party providing a guaranty for a Party pursuant to this Addendum.  With respect to Counterparty, its Credit Support Provider shall be Clean Energy Fuels Corp.

“Defaulting Party” has the meaning set forth in Section 10.2 of the Contract.

“GAAP” shall mean, with respect to any Person, accounting principals that are generally accepted in the country in which said person is organized.

“Intangible Assets” shall mean such assets to include copyrights, patents, trademarks, and goodwill.

“Interest” means the interest rate to be paid by the Requesting Party that should be calculated at the Federal Funds Effective Rate - the rate for that day opposite the caption “Federal Funds (Effective)” as set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.  Such interest shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 360 days.  Upon request, the transfer of the interest amount for each calendar month will be made on the second business day of the next calendar month.

“Letter of Credit” means one or more irrevocable, standby letters of credit issued by a Qualified Institution.

“Letter of Credit Default” means with respect to an outstanding Letter of Credit that is held by the Requesting Party, the occurrence of any of the following events:  (i) the Providing Party fails to extend or replace such Letter of Credit delivered as Performance Assurance hereunder at least twenty (20) Business Days prior to its expiration, or (ii) the Letter of Credit delivered hereunder shall expire, terminate or otherwise fail to remain in full force and effect for any reason, or (iii) the Qualified Institution which issued such Letter of Credit hereunder fails to maintain the requirements of a Qualified Institution as specified herein or fails to comply with or perform its obligations under such Letter of Credit and such failure is not remedied within five (5) Business Days after written notice of such failure is given to Requesting Party, or (iv) the Qualified Institution which issued such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit, or (v) the Qualified Institution which issued such Letter of Credit shall become Bankrupt.  Upon the occurrence of a Letter of Credit Default, the Providing Party agrees to transfer to the Requesting Party either a substitute Letter of Credit or other Performance Assurance, in each case on or before the second (2nd) Business Day after receipt by the Providing Party of written notice from the Requesting Party.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Non-Defaulting Party” has the meaning set forth in Section 10.2 of the Contract.

“Party” means a party to the Contract, and collectively referred to as the “Parties”.

“Performance Assurance” means collateral in the form of cash, Letters of Credit, or other security acceptable to the Requesting Party.  If the collateral is in the form of cash, such cash shall be placed by the Requesting Party in a segregated, interest-bearing account on deposit with a Qualified Institution and Interest shall accrue to the Providing Party.  The requirement to maintain a segregated account shall not apply if the Requesting Party or its Credit Support Provider, as applicable, has a Credit Rating of at least A- by S&P or A3 by Moody’s.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

“Qualified Institution” means the domestic office of a commercial bank or trust company (which is not an affiliate of either Party) (i) organized under the laws of United States (or any state or a political subdivision thereof), (ii) having assets of at least ten billion dollars ($10,000,000,000), and (iii) having a Credit Rating of at least A- by S&P and at least A3 by Moody’s.

“S&P” means Standard & Poor’s Ratings Services (a division of McGraw-Hill, Inc.) or its successor.

“Tangible Net Worth” of any Person shall mean on any date an amount equal to the value of (i) Total Assets minus (ii) the sum of the values of Intangible Assets and Total Liabilities, in each case determined by reference to the audited (or unaudited, if audited financials are not available) quarterly consolidated financial statements or annual consolidated financial statements of such Person prepared in accordance with GAAP.

“Total Assets” of any Person shall mean, at any date, the aggregate amount of all assets of such Person, which would be properly classified as total assets shown on the balance sheet of such Person on such date in accordance with GAAP.

“Total Liabilities” of any Person shall mean, at any date, the aggregate amount of all liabilities of such Person (including tax and other proper accruals) which would be properly classified as total liabilities shown on the balance sheet of such Person on such date in accordance with GAAP.

7.                                      Successors.  In the event of an assignment of the Contract by Counterparty as provided therein, the provisions of this Addendum shall not be applicable to any such assignee.  In such event, an assignee will be required to meet the reasonable credit requirements of Shell Energy for the extension of unsecured credit before further deliveries of Gas are made.

COUNTERPARTY	RW
SHELL ENERGY	BB